Exhibit 107

Form S-8

Willis Towers Watson Public Limited Company

CALCULATION OF REGISTRATION FEE

Table 1 - Newly Registered Securities

Security Type	Security Class Type	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, $0.000304635 nominal value per share	Rule 457(c) and Rule 457(h)	2,000,000(2)	$208.81(2)	$417,620,000(2)	.0000927	$38,713.37(2)

Total Offering Amounts					$417,620,000		$38,713.37

Total Fee Offsets(3)

Net Fee Due							$38,713.37

(1)

This registration statement on Form S-8 relates to ordinary shares, $0.000304635 nominal value per share (“Ordinary Shares”), of Willis Towers Watson Public Limited Company (the “Registrant”) to be issued under the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan, as amended and restated. Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of Ordinary Shares which may be offered or issued by reason of stock splits, stock dividends or similar transactions effected without the receipt of consideration which results in an increase in the number of outstanding Ordinary Shares.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 (c) and (h) under the Securities Act. The offering price per share and aggregate offering price are based upon $208.81, which is the average of the high and low trading prices of the Ordinary Shares as reported on the NASDAQ Global Select Market on June 1, 2022.

(3)	The Registrant does not have any fee offsets.